Exhibit 23.11

CONSENT

To:	Ivanhoe Electric Inc. (the “Company”)

Re:	Registration Statement on Form S-1 of the Company (the “Company”)

I, Peter Cepuritis formerly of StantecConsultoría Chile Ltda., am an author of the Canadian NI 43-101 Technical Report titled “NI 43-101Technical Report and Prefeasibility Study, San Matías Copper-Gold-Silver Project, Colombia” with an effective date of January 11, 2022 (the “Expert Report”) originally prepared for Cordoba.

I understand that the Company wishes to make reference to my name and the Expert Report in its Registration Statement on Form S-1 (the “Registration Statement”) filed in connection with an offering by certain of the Company’s stockholders. I further understand that the Company wishes to use extracts and/or information from, the Expert Report in the Registration Statement related to the San Matías Copper-Gold-Silver Project (the “Project”).I have been provided with a copy of the Registration Statement, and have reviewed the proposed disclosure identified above.

Accordingly, in respect of the Registration Statement, I do hereby consent to:

•

the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•the use of, and references to, the Expert Report in the Registration Statement; and

•

the use, in the Registration Statement, of extracts and information from the Expert Report, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me (“Undersigned’s Information”).

I was not involved with the mineral resource or mineral reserve estimation at the San Matías Copper-Gold-Silver Project.

Dated: December 22, 2022

By:	/s/ Peter Cepuritis, MAusIMM (CP)
Name: Peter Cepuritis, MAusIMM (CP)
Title: Consulting Specialist – Geotechnical